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                                                                    EXHIBIT 11.1

          Computation of Pro Forma Net Income (Loss) Per Common Share
                     (in thousands, except per share data)
                                  (Unaudited)

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
                                                      Years Ended
                                                      December 31,
                                         -----------------------------------
                                             1996         1995       1994
                                             ----         ----       ----
Pro forma net income (loss)              $ (19,238)    $  5,178    $ 1,783
                                         -----------------------------------
Weighted average number of
  common equivalent shares

   Common stock                             12,844       10,514      9,100
                                         -----------------------------------

   Dilutive effect of stock options              -          970        439
                                         -----------------------------------

   Pro forma weighted average
     shares outstanding                     12,844       11,484      9,539
                                         -----------------------------------

   Pro forma net income (loss)
     per share                           $   (1.50)    $   0.45    $  0.19
                                         ===================================
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